Exhibit 99.1

Allegheny Technologies Announces First Quarter 2006 Results

    PITTSBURGH--(BUSINESS WIRE)--April 26, 2006--Allegheny
Technologies Incorporated (NYSE:ATI):

    --  Sales increased 18% to over $1.0 billion

    --  Net income increased 68% to $102.5 million, or $1.00 per share

    --  Segment operating profit of $208 million, or 20% of sales:

          --  High Performance Metals: 35% of sales

          --  Flat-Rolled Products: 9% of sales

          --  Engineered Products: 16% of sales

    --  Gross cost reductions of $28 million

    --  Return on capital employed of 30%

    --  Return on stockholders' equity of 48%

    --  Net debt to total capitalization improved to 18%

    --  Cash on hand was $359 million

    Allegheny Technologies Incorporated (NYSE:ATI) reported net income for the first quarter 2006 of $102.5 million, or $1.00 per share, on sales of $1.04 billion. Income before tax for the first quarter 2006 was $160.2 million.
    In the first quarter 2005, ATI reported net income of $61.0 million, or $0.61 per share, on sales of $879.6 million. Income before tax in the first quarter 2005 was $63.3 million.
    "ATI is off to an outstanding start in 2006, demonstrating strong after-tax profitable growth results and future earnings power," said
L. Patrick Hassey, Chairman, President and Chief Executive Officer. "Sales grew to over $1 billion, an increase of 18% compared to the first quarter 2005, and 16% higher than the fourth quarter 2005. Segment operating profit increased 83% compared to the first quarter 2005, and reached 20% of sales as operational execution continued to improve. Net income increased by 68% to $102.5 million, or 10% of sales. Income before tax increased by 153% to $160 million.
    "Our key growth markets, namely aerospace and defense, chemical process industry, oil and gas, electrical energy, and medical, remained strong, reaching 62% of ATI's first quarter 2006 sales. Aerospace and defense was the largest of our markets at 31% of first quarter 2006 sales.
    "Cash flow was strong and we continued to invest in the business. Capital investments in the first quarter were $52 million, 75% of which were directed towards our high-value products capabilities. We also invested $126 million in additional managed working capital due to significantly higher sales and operating levels. Cash on hand remained nearly flat at $359 million.
    "Key financial ratios were very strong in the first quarter 2006. Annualized return on capital employed was over 30%, annualized return on stockholders' equity was over 48%, and net debt to total capitalization improved to 18%.
    "We remain focused on reducing costs in 2006 and achieved gross cost reductions of $28 million in the first quarter. Our 2006 cost reduction target is $100 million.
    "Demand in our High Performance Metals segment was robust for our premium titanium alloys and nickel-based superalloys for jet engines, and we increased shipments of our titanium alloys used in airframe components. Demand was strong for our exotic alloys, particularly from global corrosion markets and from the aerospace and defense, medical, and electrical energy markets. Operating profit benefited from our ATI Business System (ATIBS) lean manufacturing efforts, which delivered productivity improvements and faster flow of material through our operations.
    "In our Flat-Rolled Products segment, with sales essentially flat compared to the first quarter 2005, operating margins improved to over 9% of sales due to cost reductions and an improved product mix. Demand was strong from the key growth markets for our flat-rolled products specialty metals, namely chemical process industry, oil and gas, pollution control for electrical energy, power generation and distribution, and aerospace and defense. Demand from our service center customers began to improve, compared to the second half 2005, as service center inventories returned to better balance and end-use demand was healthy. As overall business activity improved, first quarter 2006 order entry in pounds increased by 30% and 64% compared to the first and fourth quarters 2005, respectively. As a result of these improved conditions, we announced several price increases during the first quarter 2006 for many of our flat-rolled products.
    "Our Engineered Products segment had an excellent first quarter. Sales increased 21% due to continued strong demand across most end-use markets. Operating profit reached 16% of sales due to continued improvement in operational execution from ATIBS efforts. Demand from the oil and gas market was very strong, and demand from the transportation, construction and mining, and electrical energy markets remained strong. In addition, demand for our titanium precision metal processing capabilities from the aerospace and defense market remained at a high level.
    "Our strategic investments for growth in titanium and titanium alloys, and nickel-based alloys and superalloys are on track. The initial start-up at our Albany, OR upgraded titanium sponge facility went well. We continue to expect increased shipments of our high-value products from these strategic investments by the fourth quarter quarter 2006.
    "We expect 2006 to be a year of continuing profitable growth for ATI. Major markets in our High Performance Metals and Engineered Products segments continue to be robust. We expect overall results in our Flat-Rolled Products segment to improve significantly in the second quarter 2006. We expect cash flow to continue to be strong in 2006 enabling ATI to continue to self-fund our strategic investments for growth, and to continue to improve our balance sheet.
    "In summary, we are ahead of schedule, committed, and focused on achieving our strategy and profitable growth objectives. We remain dedicated to our disciplined plan and vision of Building the World's Best Specialty Metals Company."


                                                  Three Months Ended
                                                       March 31
                                                     In Millions
                                                ----------------------
                                                    2006       2005
                                                 ---------- ----------

Sales                                             $1,040.5     $879.6

Net income                                          $102.5      $61.0

                                                    Per Diluted Share

Net income                                           $1.00      $0.61

    First Quarter 2006 Financial Highlights

    -- Sales were a record $1,040.5 million, 18% higher than the first quarter 2005. Sales increased 57% in the High
        Performance Metals segment and 21% in the Engineered Products segment, and declined about 1% in the Flat-Rolled Products segment.

    -- Segment operating profit was a record $208.3 million, an increase of $94.4 million, or 83%, compared to the first quarter 2005, as a result of improved performance across all three business segments. First quarter 2006 results included a LIFO inventory valuation reserve charge of $6.9 million, due primarily to higher titanium scrap costs. The LIFO inventory valuation reserve charge was $5.7 million in the first quarter 2005.

    -- Net income was $102.5 million, or $1.00 per share, compared to the first quarter 2005 of $61.0 million, or $0.61 per share. Results for the first quarter 2006 included a provision for income taxes of $57.7 million, or 36% of income before tax, compared to a provision of $2.3 million, or 3.6% of income before tax, for the comparable 2005 quarter. The 2005 first quarter benefited from a lower income tax provision due to a reduction in the valuation allowances associated with deferred tax assets.

    -- Cash flow from operations was $35.2 million as improved operating earnings more than offset a further investment of $126.0 million in managed working capital.

    -- Cash on hand was $359.1 million at the end of the first quarter 2006.

    -- Gross cost reductions, before the effects of inflation, totaled $27.8 million company-wide for the quarter. Our 2006 gross cost reduction goal is $100 million.

    High Performance Metals Segment

    Market Conditions

    -- Demand for our titanium alloys, nickel-based superalloys, and vacuum-melted specialty alloys was robust from the aerospace and defense market, and strong from the medical, and oil and gas markets. Demand was strong for our exotic alloys from the global corrosion markets and from the aerospace and defense, medical, and electrical energy markets.

    First quarter 2006 compared to first quarter 2005

    -- Sales increased 57% to a record $412.1 million. Shipments increased 4% for titanium alloys, 6% for nickel-based and specialty alloys, and 15% for exotic alloys. Average selling prices increased 82% for titanium alloys and 32% for nickel-based and specialty alloys, and decreased 5% for exotic alloys, primarily due to product mix.

    -- Segment operating profit reached a record $142.7 million, or 34.6% of sales, a $79.2 million increase compared to the first quarter 2005. The significant increase in operating profit primarily resulted from increased shipments for most products, higher selling prices, and the benefits of gross cost reductions. In addition, raw material cost inflation and higher inventory levels resulted in a LIFO inventory valuation reserve charge of $6.9 million in 2006, compared to a $6.0 million charge in the first quarter 2005.

    --  Results benefited from $7.1 million of gross cost reductions.

    Flat-Rolled Products Segment

    Market Conditions

    -- Total first quarter 2006 shipments increased by 24% compared to the fourth quarter 2005. Demand was strong for our nickel-based alloys, specialty stainless, grain-oriented silicon, and titanium products from the chemical process industry, oil and gas, electrical energy, and aerospace and defense markets. Shipments of stainless steel to service centers began to improve in the first quarter 2006, compared to the second half 2005, as inventories returned to better balance and demand was healthy from major end markets.

    First quarter 2006 compared to first quarter 2005

    -- Sales were $517.2 million, 1% lower than the first quarter 2005, as an improved product mix, higher base-selling prices, and higher raw material surcharges nearly offset a 9% reduction in pounds shipped. The majority of the decrease in pounds shipped is due to our focus on improving product mix by reducing shipments of low-value products. Shipments of commodity flat-rolled products decreased 15%, while shipments of high-value flat-rolled products increased 1%. Average transaction prices, which include surcharges, were 1% higher for commodity products and 11% higher for high-value products.

    -- Segment operating profit increased to $48.0 million, or 9.3% of sales, primarily as a result of improved product mix, higher base-selling prices and the benefits of gross cost reductions. No LIFO inventory valuation reserve charges were recorded in either the first quarter 2006 or the first quarter 2005.

    --  Results benefited from $19.0 million in gross cost reductions.

    Engineered Products Segment

    Market Conditions

    -- Demand for our tungsten and tungsten carbide products was very strong from the oil and gas market and strong from the automotive, and construction and mining markets. Demand remained strong for our forged products from the Class 8 truck, construction and mining, and oil and gas markets. Demand for our cast products remained strong from the transportation, wind energy, and oil and gas markets. Demand remained very strong for our titanium precision metal processing conversion services.

    First quarter 2006 compared to first quarter 2005

    -- Sales increased to a record $111.2 million, a 21% increase over the first quarter 2005, due to increased volume and higher selling prices.

    -- Segment operating profit improved to a record $17.6 million, or 15.8% of sales, primarily due to higher sales volumes, improved pricing, and the benefits of gross cost reductions. No LIFO inventory valuation reserve charges or benefits were recorded in the first quarter 2006, compared to a LIFO inventory benefit of $0.3 million for first quarter 2005.

    --  Results benefited from $1.7 million of gross cost reductions.

    Retirement Benefit Expense

    -- Retirement benefit expense was $20.6 million in the first quarter 2006, compared to $20.2 million in the first quarter 2005.

    -- For the first quarter 2006, retirement benefit expense included in cost of sales was $13.4 million, and in selling and administrative expenses was $7.2 million. For the first quarter 2005, the amount of retirement benefit expense included in cost of sales was $14.2 million, and the amount included in selling and administrative expenses was $6.0 million.

    Other Expenses

    -- Corporate expenses for the first quarter 2006 were $13.9 million, compared to $10.3 million in the year-ago period. This increase is due primarily to expenses associated with annual and long-term performance-based incentive compensation programs.

    -- Excluding the effects of retirement benefit expense, selling and administrative expenses as a percentage of sales declined to 6.3% in the 2006 first quarter from 6.9% in the same period of 2005.

    -- First quarter 2006 interest expense, net of interest income, decreased to $7.5 million from $10.4 million in the year-ago period primarily due to increased interest income resulting from higher cash balances, partially offset by higher interest rates on floating rate debt.

    Income Taxes

    Results for the first quarter 2006 includes a provision for income taxes of $57.7 million, or 36.0% of income before tax, for U.S. Federal, foreign and state income taxes. The first quarter 2005 included a provision of $2.3 million, or 3.6% of income before tax, principally related to foreign and state income taxes. Prior to the fourth quarter 2005, we maintained a valuation allowance for a major portion of our U.S. Federal deferred tax assets in accordance with SFAS No. 109, "Accounting for Income Taxes", due to uncertainty regarding full utilization of our net deferred tax asset, including the 2003 and 2004 unutilized net operating losses. In 2005, we generated taxable income which exceeded the 2003 and 2004 net operating losses allowing us to fully realize these U.S. Federal tax benefits. This realization of tax benefits, together with our improved profitability, required us to eliminate the remaining valuation allowance for U.S. Federal income taxes in the fourth quarter 2005 in accordance with SFAS No. 109. As a result, for 2006 and future periods we expect that our effective tax rate will return to a more normal percentage rate, such as that reflected in our first quarter 2006 results.

    Cash Flow, Working Capital and Debt

    -- Cash on hand was $359.1 million at the end of the first quarter 2006, a decrease of $3.6 million from year end 2005.

    -- Cash flow from operations during the first quarter 2006 was $35.2 million as improved operating earnings were partially offset by a further investment of $126.0 million in managed working capital, and payment of a previously accrued judgment of $26.2 million.

    -- The investment in managed working capital resulted from a $70.4 million increase in accounts receivable, which reflects the significantly higher level of sales in the first quarter 2006 compared to the fourth quarter 2005, and a $109.0 million increase in inventory mostly as a result of higher raw material costs and increased operating volumes, partially offset by a $53.3 million increase in accounts payable. Most of the increase in raw material costs is expected to be recovered through surcharge and index pricing mechanisms.

    -- At March 31, 2006, managed working capital improved to 27.2% of annualized sales, compared to 30.3% of annualized sales at year-end 2005. We define managed working capital as accounts receivable plus gross inventories less accounts payable.

    -- Cash used in investing activities was $52.5 million in the first quarter 2006 and consisted primarily of capital expenditures.

    -- Cash provided by financing activities was $13.7 million in the first quarter 2006 as $16.9 million of proceeds received from the exercise of stock options, and tax benefits on share-based compensation of $8.3 million, more than offset dividend payments of $9.9 million and reduction in foreign borrowings of $1.6 million.

    -- Net debt as a percentage of total capitalization improved to 18.2% at the end of the first quarter 2006, compared to 19.8% at the end of 2005.

    -- There were no borrowings outstanding during the first quarter 2006 or all of 2005 under ATI's $325 million secured domestic borrowing facility, although a portion of the letters of credit capacity was utilized during both periods.

    Allegheny Technologies will conduct a conference call with investors and analysts on April 26, 2006, at 1 p.m. ET to discuss the financial results. The conference call will be broadcast live on www.alleghenytechnologies.com. To access the broadcast, click on "Conference Call". In addition, the conference call will be available through the CCBN website, located at www.ccbn.com.
    This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as "anticipates," "believes," "estimates," "expects," "would," "should," "will," "will likely result," "forecast," "outlook," "projects," and similar expressions. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, construction and mining, automotive, electrical energy, chemical process industry, oil and gas, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management, including those anticipated from strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; and (g) the other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2005, and other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.
    Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $3.7 billion during the most recent four quarters ending March 31, 2006. ATI has approximately 9,300 full-time employees world-wide who use innovative technologies to offer growing global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, chemical process industry/oil and gas, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include nickel-based alloys and superalloys, titanium and titanium alloys, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, grain-oriented silicon electrical steel and tool steels, and forgings and castings. The Allegheny Technologies website is www.alleghenytechnologies.com.


Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Income
(Unaudited - Dollars in millions, except per share amounts)


                                                  Three Months Ended
                                                       March 31
                                                 ---------------------
                                                   2006       2005
                                                 ---------- ----------

Sales                                             $1,040.5     $879.6
Costs and expenses:
     Cost of sales                                   798.6      738.3
     Selling and administrative expenses              72.9       66.8
                                                 ---------- ----------
Income before interest, other income
     (expense) and income taxes                      169.0       74.5
Interest expense, net                                 (7.5)     (10.4)
Other income (expense), net                           (1.3)      (0.8)
                                                 ---------- ----------
Income before income tax provision                   160.2       63.3
Income tax provision                                  57.7        2.3
                                                 ---------- ----------

Net income                                          $102.5      $61.0
                                                 ========== ==========

Basic net income per common share                    $1.04      $0.64
                                                 ========== ==========

Diluted net income per common share                  $1.00      $0.61
                                                 ========== ==========


Weighted average common shares
     outstanding -- basic (millions)                  98.7       95.4

Weighted average common shares
     outstanding -- diluted (millions)               102.7       99.9

Actual common shares outstanding--
     end of period (millions)                        100.0       96.4


Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited - Dollars in millions)

                                                  Three Months Ended
                                                       March 31
                                                 ---------------------
                                                   2006       2005
                                                 ---------- ----------
Sales:
High Performance Metals                             $412.1     $262.7
Flat-Rolled Products                                 517.2      524.9
Engineered Products                                  111.2       92.0
                                                 ---------- ----------

Total External Sales                              $1,040.5     $879.6
                                                 ========== ==========

Operating Profit:

High Performance Metals                             $142.7      $63.5
% of Sales                                            34.6%      24.2%

Flat-Rolled Products                                  48.0       39.2
% of Sales                                             9.3%       7.5%

Engineered Products                                   17.6       11.2
% of Sales                                            15.8%      12.2%
                                                 ---------- ----------

Operating Profit                                     208.3      113.9
% of Sales                                            20.0%      12.9%

Corporate expenses                                   (13.9)     (10.3)

Interest expense, net                                 (7.5)     (10.4)

                                                 ---------- ----------
Subtotal                                             186.9       93.2

Other expense, net of
    gains on asset sales                              (6.1)      (9.7)

Retirement benefit expense                           (20.6)     (20.2)
                                                 ---------- ----------

Income before
    income taxes                                    $160.2      $63.3
                                                 ========== ==========


Allegheny Technologies Incorporated and Subsidiaries
Consolidated Balance Sheets
(Current period unaudited--Dollars in millions)

                                              March 31,   December 31,
                                                 2006         2005
                                             ------------ ------------
ASSETS

Current Assets:
Cash and cash equivalents                         $359.1       $362.7
Accounts receivable, net of allowances for
   doubtful accounts of $8.5 and $8.1 at
   March 31, 2006 and December 31, 2005,
   respectively                                    512.2        442.1
Inventories, net                                   701.7        607.1
Deferred income taxes                               27.7         22.8
Prepaid expenses and
     other current assets                           34.3         49.3
                                             ------------ ------------
   Total Current Assets                          1,635.0      1,484.0

Property, plant and equipment, net                 742.9        704.9
Cost in excess of net assets acquired              200.6        199.7
Deferred income taxes                              156.9        155.3
Deferred pension asset                             100.6        100.6
Other assets                                        88.1         87.1
                                             ------------ ------------

Total Assets                                    $2,924.1     $2,731.6
                                             ============ ============

LIABILITIES AND
     STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable                                  $368.0       $312.9
Accrued liabilities                                220.8        216.1
Accrued income taxes                                49.6         18.5
Short term debt and current
  portion of long-term debt                         18.0         13.4
                                             ------------ ------------
   Total Current Liabilities                       656.4        560.9


Long-term debt                                     540.9        547.0
Accrued postretirement benefits                    459.2        461.5
Pension liabilities                                257.8        242.9
Other long-term liabilities                        109.8        119.4
                                             ------------ ------------
Total Liabilities                                2,024.1      1,931.7
                                             ------------ ------------

Total Stockholders' Equity                         900.0        799.9
                                             ------------ ------------

Total Liabilities and Stockholders' Equity      $2,924.1     $2,731.6
                                             ============ ============


Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited--Dollars in millions)
                                                    Three Months Ended
                                                         March 31
                                                    ------------------
                                                      2006      2005
                                                    --------- --------

Operating Activities:

     Net income                                       $102.5    $61.0

     Depreciation and amortization                      18.8     17.8
     Change in managed working capital                (126.0)  (122.2)
     Change in pension assets/liabilities               14.5     14.7
     Postretirement benefits                            (2.3)    (2.2)
     Accrued liabilities and other                      27.7     26.2
                                                    --------- --------
Cash provided by (used in) operating activities         35.2     (4.7)
                                                    --------- --------
Investing Activities:
     Purchases of property, plant and equipment        (52.3)    (7.2)
     Asset disposals and other                          (0.2)    (0.6)
                                                    --------- --------
Cash used in investing activities                      (52.5)    (7.8)
                                                    --------- --------
Financing Activities:
     Net decrease in debt                               (1.6)    (5.8)
     Dividends paid                                     (9.9)    (5.8)
     Exercises of stock options                         16.9      4.5
     Tax benefits on share-based compensation            8.3        -
                                                    --------- --------
Cash provided by (used in) financing activities         13.7     (7.1)
                                                    --------- --------
Decrease in cash and cash equivalents                   (3.6)   (19.6)
Cash and cash equivalents at beginning of period       362.7    250.8
                                                    --------- --------
Cash and cash equivalents at end of period            $359.1   $231.2
                                                    ========= ========


Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data
(Unaudited)

                                                   Three Months Ended
                                                        March 31
                                                   -------------------
                                                     2006      2005
                                                   --------- ---------
Volume:
  High Performance Metals  (000's lbs.)
    Nickel-based and specialty alloys                10,977    10,349
    Titanium mill products                            6,391     6,137
    Exotic alloys                                     1,177     1,027

  Flat-Rolled Products (000's lbs.)
    High value                                      127,758   126,816
    Commodity                                       185,445   218,758
                                                   --------- ---------
  Flat-Rolled Products total                        313,203   345,574



Average Prices:
  High Performance Metals (per lb.)
    Nickel-based and specialty alloys                $12.92     $9.77
    Titanium mill products                           $31.58    $17.37
    Exotic alloys                                    $38.30    $40.48

  Flat-Rolled Products  (per lb.)
    High value                                        $2.23     $2.01
    Commodity                                         $1.23     $1.22
  Flat-Rolled Products combined average               $1.64     $1.51


Volume and Average Price data for Flat-Rolled Products includes the classification of grain-oriented silicon electrical steel and tool steel as high-value products for all periods presented.


Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited - Dollars in millions)
                                                      March 31, 2006
                              March 31, December 31, Change in Managed
                                2006        2005      Working Capital
                              --------- ------------ -----------------

Accounts receivable             $512.2       $442.1
Inventory                        701.7        607.1
Accounts payable                (368.0)      (312.9)
                              --------- ------------
Subtotal                         845.9        736.3

Allowance for doubtful
 accounts                          8.5          8.1
LIFO reserve                     276.6        269.7
Corporate and other               43.0         33.9
                              --------- ------------
Managed working capital       $1,174.0     $1,048.0            $126.0
                              ========= ============ =================

Annualized prior 2 months
  sales                       $4,309.2     $3,461.1
                              ========= ============

Managed working capital as a
% of annualized sales             27.2%        30.3%


As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO inventory valuation reserves, excess and obsolete inventory reserves, and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.


Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Net Debt to Capital
(Unaudited - Dollars in millions)

                                               March 31,  December 31,
                                                 2006         2005
                                              ----------- ------------

Total debt                                        $558.9       $560.4
Less: Cash                                        (359.1)      (362.7)
                                              ----------- ------------
Net debt                                          $199.8       $197.7

Net debt                                          $199.8       $197.7
Stockholders' equity                               900.0        799.9
                                              ----------- ------------
Total capital                                   $1,099.8       $997.6

Net debt to capital ratio                           18.2%        19.8%
                                              =========== ============


In managing the overall capital structure of the Company, one of the measures on which we focus is net debt to total capitalization, which is the percentage of debt to the total invested and borrowed capital of the Company. In determining this measure, debt and total capitalization are net of cash on hand which may be available to reduce borrowings.

    CONTACT: Allegheny Technologies Incorporated
             Dan L. Greenfield, 412-394-3004